Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

National Rural Utilities Cooperative Finance Corporation

We consent to the incorporation by reference in the registration statement on Form S-4 of National Rural Utilities Cooperative Finance Corporation of our report dated August 28, 2014, with respect to the consolidated balance sheet of National Rural Utilities Cooperative Finance Corporation and subsidiaries as of May 31, 2014, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in the May 31, 2014 annual report on Form 10-K of National Rural Utilities Cooperative Finance Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated August 28, 2014, refers to our audit of the adoption of Accounting Standards Update No. 2011-11, Disclosures about Offsetting Assets and Liabilities, and Accounting Standards Update No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, as more fully described in Note 16 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements other than with respect to this disclosure.

(signed) KPMG LLP

McLean, Virginia
September 5, 2014